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EXHIBIT 99.1

Press Release For Immediate Release

Beazer Homes USA, Inc. Board of Directors
Authorizes Stock Repurchase of Up to One Million Shares

        Atlanta, Ga., February 12, 2003—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced today that its Board of Directors has authorized a stock repurchase program of up to one million shares of its common stock. The Company may repurchase these shares in the open market from time to time, subject to market conditions.

        Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "In authorizing this stock repurchase, our Board of Directors is reaffirming its confidence in the long-term cash flow generation and growth prospects for our business. In addition, they are expressing the view that our stock price does not fairly reflect those prospects and that the allocation of funds to a stock repurchase fits with our focus on return on capital. The Board of Directors intends to continually review the appropriate allocation of funds among reinvestment in the business, acquisitions, return of capital to shareholders and repayment of debt, given our commitment to a conservative financial position and maximizing return on capital."

        Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

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Beazer Homes USA, Inc. Board of Directors Authorizes Stock Repurchase of Up to One Million Shares